Exhibit 99.1

FOR IMMEDIATE RELEASE

October 25, 2019

CONTACT:
Investor Relations - (301) 968-9300

AGNC Investment Corp. Announces Redemption of Depositary Shares of Its 7.750% Series B Cumulative Redeemable Preferred Stock
Bethesda, MD – October 25, 2019 - AGNC Investment Corp. (Nasdaq: AGNC) (“AGNC” or the “Company”) announced today that it will redeem all 7,000 of the outstanding shares of its 7.750% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") and the corresponding seven million depositary shares, each representing a 1/1,000th interest in the Series B Preferred Stock (the “Series B Depositary Shares”) on November 26, 2019 (the "Redemption Date"). The redemption amount (the "Redemption Amount") for the Series B Depositary Shares will be $25.00 per share, plus $0.22066 per share of accrued and unpaid dividends to, but not including, the Redemption Date.

On the Redemption Date, dividends will cease to accumulate on the shares of the Series B Depositary Shares, shares of Series B Depositary Shares shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the Redemption Amount. As the redemption is a redemption in full, the Series B Depositary Shares will cease trading on the Nasdaq Global Select Market (Nasdaq: AGNCB, CUSIP No. 00123Q302).

The redemptions will be made in accordance with the Depository Trust Company's procedures. To collect the Redemption Amount, holders of the Series B Depositary Shares must surrender their shares to Computershare, the Company's dividend and redemption price disbursing agent, as specified in the Notice of Redemption. Questions regarding these redemptions and related materials should be directed to Computershare Shareholder Services at 800-733-5001 (within the U.S.) or 781-575-3400 (outside the U.S.) from 9:00 am ET to 5:00 pm ET Monday through Friday. The address for the redemption agent is as follows:

Computershare Trust Company NA
P.O. Box 43011
Providence, RI 02940-3014

ABOUT AGNC INVESTMENT CORP.
AGNC Investment Corp. is an internally-managed real estate investment trust that invests primarily in residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government-sponsored enterprise or a U.S. Government agency. For further information, please refer to www.AGNC.com.